Exhibit 99.1

Investor Presentation October 2025

Disclaimer

Important Information and Where To Find It

- This presentation is provided for information purposes only and contains information with respect to a potential business combination ("Business Combination") described herein. If Alchemy Investments Acquisition Corp 1 ("Alchemy") and Cartiga, LLC ("Cartiga," and together with Alchemy, the "Parties") enter into definitive documentation regarding a Business Combination, a newly formed holding company intends to file relevant materials with the Securities and Exchange Commission ("SEC"), including a Registration Statement on Form S-4, that includes a preliminary proxy statement/prospectus, and when available, a definitive proxy statement and final prospectus. Promptly after filing any definitive proxy statement with the SEC, Alchemy will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the Extraordinary Meeting relating to the transaction. INVESTORS AND SHAREHOLDERS OF ALCHEMY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT ALCHEMY FILES WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ALCHEMY, CARTIGA AND THE BUSINESS COMBINATION. Any definitive proxy statement, preliminary proxy statement and other relevant materials in connection with the transaction (if and when they become available), and any other documents filed by Alchemy with the SEC, may be obtained free of charge at the SEC's website (www.sec.gov).

Participants in the Solicitation

- Alchemy and its directors and executive officers may be deemed participants in the solicitation of proxies from Alchemy's shareholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in Alchemy will be included in any proxy statement for the Business Combination and be available at www.sec.gov. Information about Alchemy's directors and executive officers and their ownership of ordinary shares is set forth in Alchemy's final prospectus, dated as of May 4, 2023, and filed with the SEC (File No. 333-268659) on May 5, 2023, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing (the "Prospectus"). Additional information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed Business Combination when it becomes available. These documents can be obtained free of charge at the SEC's website (www.sec.gov).
- Cartiga and its managers and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of Alchemy in connection with the proposed Business Combination. A list of the names of such managers and executive officers and information regarding their interests in the proposed Business Combination will be included in any proxy statement for the proposed Business Combination when it becomes available.

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Disclaimer

Forward-Looking Statements

- This presentation contains certain "forward-looking statements." Forward-looking statements can be identified by words such as: "target," "believe," "expect," "will," "shall," "may," "anticipate," "estimate," "would," "positioned," "future," "forecast," "intend," "plan," "project," "outlook" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Examples of forward-looking statements include, among others, statements regarding the proposed transactions contemplated by the non-binding letter of intent, including the benefits of the Business Combination, integration plans, expected synergies and revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, the expected management and governance of the combined company, and the expected timing of the Business Combination. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Parties' managements' current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the non-binding nature of the letter of intent and the ability of the Parties' to cease discussions regarding a Business Combination for any reason or no reason, as well as the following, even if the Parties do in their discretion enter into definitive documentation regarding a proposed Business Combination: (a) the occurrence of any event, change, or other circumstances that could give rise to the termination of the Business Combination Agreement; (b) the outcome of any legal proceedings that may be instituted against the Parties following the announcement of the Business Combination Agreement and the transactions contemplated therein; (c) the inability to complete the proposed Business Combination, including due to failure to obtain approval of the shareholders of Alchemy or members of Cartiga, certain regulatory approvals, or satisfy other conditions to closing in the Business Combination Agreement; (d) the occurrence of any event, change, or other circumstance that could give rise to the termination of the Business Combination Agreement or could otherwise cause the transaction to fail to close; (e) the inability to obtain or maintain the listing of securities on Nasdaq following the proposed Business Combination; (f) the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the proposed Business Combination; (g) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of Cartiga to grow and manage growth profitably, and retain its key employees; (h) costs related to the proposed Business Combination; (i) changes in applicable laws or regulations; (j) the possibility that Alchemy or Cartiga may be adversely affected by other economic, business, and/or competitive factors; (k) risks relating to the uncertainty of the projected financial information with respect to Cartiga; (l) risks related to the organic and inorganic growth of Cartiga's business and the timing of expected business milestones; (m) the amount of redemption requests made by Alchemy's shareholders; and (n) other risks and uncertainties indicated from time to time in any Prospectus that includes a preliminary proxy statement/prospectus, and if and when available, a definitive proxy statement and final prospectus relating to the proposed Business Combination, including those under "Risk Factors" therein, and in Alchemy's other filings with the SEC. Alchemy cautions that the foregoing list of factors is not exclusive. The Parties caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Parties do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based, whether as a result of new information, future events, or otherwise, except as may be required by applicable law. Neither Alchemy nor Cartiga gives any assurance that either Cartiga or Alchemy, or the combined company, will achieve its expectations.

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© 2025 Cartiga 4 Disclaimer No Offer or Solicitation • This presentation shall not constitute an offer to sell, or a solicitation of an offer to buy, or a recommendation to purchas e, any securities in any jurisdiction, or the solicitation of any vote, consent or approval in any jurisdiction in respect of the proposed Business Combination, nor shall the re be any sale, issuance or transfer of any securities in any jurisdiction where, or to any person to whom, such offer, solicitation or sale may be unlawful under the la ws of such jurisdiction. This presentation does not constitute either advice or a recommendation regarding any securities. No offering of securities shall be made except by mea ns of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or an exemption therefrom. Financial Information; Non - GAAP Financial Measures • Any financial information and data contained in this Presentation is unaudited and does not conform to Regulation S - X. According ly, such information and data may not be included in, may be adjusted in or may be presented differently in, any proxy statement/prospectus or registration statement to be filed by ALCY with the SEC, and such differences may be material. This presentation also contains non - GAAP financial measures. A reconciliation of these non - GAAP fin ancial measures to the corresponding GAAP measures on a forward - looking basis is not available because the various reconciling items are difficult to predict and sub ject to constant change.

Our Mission Drives Our Business

Our Mission

To power outstanding results for law firms and their clients

Our Business

Cartiga is a leading data driven, tech forward asset management platform for investing in legal claims and law firms, a $300bn+ market representing ~1.4% GDP[1]

- Underpenetrated by traditional sources of capital

Cartiga leverages proprietary data and advanced analytics to achieve attractive risk adjusted returns by providing capital and other services to law firms and their clients

Cartiga originates, manages, and monetizes assets in two primary business segments:

Law Firm Finance Backed by Claims & Other Legal Receivables

Purchase of Consumer Claim Proceeds

The Company benefits from a strong equity base, pioneering products, significant direct origination capabilities, and a proven track record with a long tenured management team

- ✓ **Large, proprietary claims database serves as competitive moat**
- ✓ **Scaled, agile platform that drives intake, underwriting, tracking, management reporting, and ROI**
- ✓ **Long track record of attractive EBITDA margins**

1. Source: Based on Legal Services Sector GDP concentration as per Bureau of Economic Analysis https://www.bea.gov/data/gdp/gdp-industry

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Introducing Cartiga: A Proven Leader in Litigation Finance

Cartiga is an established Litigation Finance company, with its origins dating to 1998.

Cartiga primarily invests in ***single-event tort claims*** through two core products; non-recourse advances to consumers and full-recourse loans to law firms.

These assets are characterized by generally highly predictable cashflows[1] with historically low correlations to broader markets[2].

Backed by $280MM in committed equity from top global asset mangers and institutional investors, we believe Cartiga is one of the strongest capitalized companies in the Litigation Finance sector.[7]

Supported by industry-leading data and information technology resources, Cartiga operates as an institutional platform, consistently delivering high risk-adjusted returns[3].

The senior management team is composed of experienced legal industry and finance professionals, with its CFO bringing public company CFO experience.

As the Litigation Finance industry benefits from outsized growth[4] while showing no correlation[4] to most major asset classes, Cartiga continues to expand its origination volumes in single-event consumer tort litigation and law firm lending.

Cartiga By the Numbers

$61,292,000	$14,986,000	$19,230,000	$5,984,000
YTD Revenue*	YTD EBITDA[5]*	YTD Adjusted EBITDA[5]*	YTD Net Income*

*Financial metrics reflect **nine months ended as of June 30, 2025**

8,000+	$1.6B+ / $20B+	250,000+	20%+	~95
Cartiga-scored attorneys that the Company has invested with	Lifetime originations / Estimated total settlement values	Fundings of litigation-linked assets in proprietary database	Blended asset-level IRR on realized litigation investments[6]	Employees with specialized expertise and law firm relationships

1. Based on % annual variation of actual cash gains on litigation finance receipts as a percentage of outstanding investment principal versus Burford Capital (NYSE: BUR) and Omni Bridgeway Ltd. (ASX: OBL) for period from FY 2020 through most recently disclosed as per public filings and Cartiga Management reporting
2. Source: As measured vs. US GDP published by the US Bureau of Economic Analysis, S&P 500 and the Merrill Lynch High Yield Bond Index performance
3. Based on hypothetical modeled returns and historical unaudited asset performance data as per Cartiga's management, as measured against Merrill Lynch High-Performance bond index of years 2018 through 2024
4. Based on litigation finance industry growth CAGR from 2018 to 2023 (Source: Future Market Insights: Litigation Funding Investment Market as compared to US GDP)
5. Please refer to "Non-GAAP Financial Measure – Adjusted EBITDA", "Reconciliation – Adjusted EBITDA", and "Reconciliation – EBITDA" under "Important Information" in the "Appendix" section
6. Please refer to the "Important Information" for a description of how IRR is calculated
7. As measured based on equity book value and as compared to other publicly traded litigation finance companies. Reference to support from asset managers and investors should not be construed as an endorsement of Cartiga by any current or former client of Cartiga or investor in a Cartiga investment.

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© 2025 Cartiga

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Cartiga At A Glance

Company	Originations	Key Metrics
20+ Year track record	**$1.6B+** Lifetime originations	**$250M+** Contributed equity capital from blue chip investor base
~95 / ~20 Total Employees / Origination Officers driving organic growth, de-emphasizing commoditized broker ecosystem	**$20B+** Estimated total lifetime settlement values	**20%+** Blended asset-level IRR[1] on realized litigation investments
250,000+ Fundings of individual litigation-linked assets in proprietary database	**8,000+** Attorneys that the Company has invested with subject to proprietary scoring	**$185M +** FY 2024 Realizations from Litigation Investments

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1. "IRR" represents the gross annual compounded pre tax internal rate of return on Invested Capital based on cash flows from date of investment on such Invested Capital. "Invested Capital" includes follow-on and other staged investments, if applicable, however excludes any impact from investments that have not been realized, are ongoing and are not subject to charge-off based on Cartiga's policies and procedures. IRRs are net of realized losses.

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8 © 2025 Cartiga The Solution Pervasive Industry Imbalance Creates Cartiga’s Opportunity Footer Cartiga levels the playing field for law firms and plaintiffs seeking justice by alleviating long - standing systemic challenges × Information asymmetry between insurers & clients × Insurance company’s “Low - ball” 1st offer puts it back on the customer to sue the well - capitalized insurer in order to receive a fair outcome × Plaintiffs with limited financial staying power The Problem ✓ Capital ✓ Technology ✓ Data - driven insights Big Insurance Big Insurance Funded Plaintiff & Attorney Unfunded Plaintiff & Attorney Data Advantage

9 © 2025 Cartiga 0.00% 1.00% 2.00% 3.00% 4.00% 5.00% 6.00% % of US GDP Banking Exposure (%) Bond Market (%) Equity Market (%) Private Equity (%) Private Credit (%) Advertising & Marketing Aerospace & Defense Agriculture (Farming) Food Processing Hotels & Accommodations Pharmaceuticals (Mfg) Publishing & Media Telecommunications Legal Services Visible White - Space within the Legal Services Industry Legal Services has low penetration into financial markets despite outsized GDP contribution Source: Federal Reserve, SEC filings, Treasury reports, PE/VC industry associations, and market analyses 1. Banking exposure represents percentage of total US banking assets deployed to each sector 2. Bond market share represents percentage of outstanding US corporate bonds issued by companies in each sector 3. Equity market share represents market capitalization of public companies in each sector as percentage of total US public mark et cap 4. Private equity share represents percentage of total PE assets under management invested in each sector 5. Private credit share represents percentage of total private debt funds deployed to each sector Median (1) (2) (3) (4) (5)

10 © 2025 Cartiga Proven Technology Platform Delivers Successful Outcomes 20 years as an industry innovator, now with scaled database and tech platform driving business Attorney Jurisdiction Defense Lawyer Medical Injury Limits Accident Type Proprietary Claims and Outcomes Database Case Type Insurance Counterparty Data Science & Analytics 10M+ data points from 250,000+ outcomes x Better financial forecasting x More predictable cash flows x Attorney scoring to drive selection and pricing Law Firms Consumers Powerful Outcomes for All Stakeholders Decision support tools enable optimization

11 © 2025 Cartiga Innovative and Scalable Technology Driven Efficiency 20 years as an industry innovator, now with scaled database and tech platform driving business Technology - Driven Efficient Business Operation Monetization Servicing & Claim Tracking Advisory Services Asset Management Underwriting & Funding Customer Acquisition   Customer Relationship / Sales & Marketing       Automation & Underwriting Efficiencies     Predictive Analytics    Cash Flow Modeling

12 © 2025 Cartiga provides the capital, technology, and insight that allows law firms to realize optimal outcomes Cartiga’s Commercial Business Law Firm Has Capital Needs Cartiga Brings Funding Cartiga Tech Drives Better Decisions Optimal Outcomes − Cover the costs to litigate − Capital to pursue a buyout of a competing practice − Capital to buy out legacy partners − Need funds to invest in growth & innovation • Structurally efficient capital • Revenue - matched amortization features • Ability to expand firm marketing and ability to take on more cases • Ability to significantly accrete returns on partners’ equity capital • Data and analytics for smarter underwriting – choosing right lawyers and cases • Decision support tools to help law firms optimize their practices, better understand unit economics, and optimize marketing ROI • Law firms: − Higher success rates in litigation − Ability to expand organically and through M&A − Better financial management − Larger cases with larger settlement opportunities • Cartiga: − High risk - adjusted returns on capital − Scalable business model – operating leverage enabled by technology

13 © 2025 Cartiga leveling the playing field for plaintiffs & aligning with lawyers for superior outcomes Cartiga’s Consumer Business Plaintiff Has Capital Need Cartiga Brings Funding Optimal Outcomes − Plaintiff has been injured − Plaintiff is represented by a lawyer working on contingency − Plaintiff, potentially out of work due to injury, lacks staying power to await fair settlement • Cartiga leverages data to assess claim based on its merits (including liability factors & damages) • Cartiga provides non - recourse advance to plaintiff repayable only if the plaintiff prevails and only from expected settlement proceeds • Plaintiff and attorney have time to pursue claim • Plaintiff no longer forced to accept lowball offer due to financial need • Attorney has ability to litigate claim to an optimal, fair outcome, absent forcing a more immediate settlement • Plaintiff has both derisked stake in litigation, while also unlocking additional value by holding out for a superior settlement • Plaintiffs: − Optimally realize higher net proceeds from litigation vs. initial settlement offers − Accesses funds on terms & at an effective rate typically more attractive than alternative consumer financial products 1 • Law firms: − Allows firm to credibly negotiate for a full and fair settlement − Optimizes firm revenue generation • Cartiga: − Attractive risk - adjusted returns Capital Aids Fair Settlement 1) Terms compared on measures such as: interest and principal payment requirements, recourse attributes, credit reporting attributes, and collections paradigm. Rate based on comparison to effective cash advance rate on a Capital One Platinum Mastercard versus Cartiga average blended pricing

14 © 2025 Cartiga US 2 - Year Treas. AMT WA Yield Single - A Bond Index High Yield Bond Index LC Consumer Loans BDCs Burford 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% Cartiga’s Assets Deliver High Risk - Adjusted Returns Strong adjusted yields backed by creditworthy counterparties (rated Insurance Companies) Cartiga’s Business Realizes Revenue from a High Yielding and Uncorrelated Asset Risk - Adjusted Returns that Outperform Other Securities… …While Remaining Insulated from Traditional Risks AAA AA Investment Grade Non - Investment Grade Consumer Subprime Speculative Counterparty / Payor Credit Quality Credit Risk Interest Rate Risk Market Risk Security Bonds Equities Real Estate Commodities Private Credit Private Equity x Predictable Cash Flows from Creditworthy Counterparties x Above Market Risk - Adjusted Returns ( as compared to Merrill Lynch High - Yield Bond Index performance ) x With Consistent & Re - Occurring Outcomes Asset Yield Collecting primarily from Investment Grade Insurance Companies With Net Realized Yields of ~20%+ 1 From ~90%+ of cases that result in a settlement 1. As of December 31, 2024 – Based on blended Cartiga returns on realized matters across consumer and Commercial portfolios on all available historical data since inception. Commercial figures only include originations on/after August 8 th , 2016. Consumer figures only includes non - TVM plaintiff originations; since inception 2. ICE BofA US High Yield Index Effective Yield, Percent, Daily, Not Seasonally Adjusted , as of April 11, 2025 3. Reflects the median Reported ROAE for all externally - managed BDCs as of April 11, 202 5 4. Reflects LendingClub’s illustrative 18 th Month Unadjusted NAR | https://www.lendingclub.com/resource - center/institutional - investing/what - is - net - annualized - return - nar 5. Bur ford’s IRR generated from fully and partially concluded assets from inception through December 31, 2024 (Q4 2024 Investor Pre sen tation, page 18) 6. Reflects American Tower Corporat ion (AMT)’s blended fixed debt yield to worst per FactSet Research Systems as of April 11, 2025 7. ICE BofA Single - A US Corporate Index Effective Yield, Percent, Daily, Not Seasonally Adjusted, as of April 11, 2025 (1) (4) (2) (3) (5) (7) (6)

Evolution of Products and Future Growth Opportunity

Cartiga Pre-2023

Establishing Scalable Platform

- Proprietary database of claims and outcomes established
- Smart case selection driven by team of experts
- Investments in scalable infrastructure and processes
- Established diversified and efficient senior financing paradigm

2023-2024

Advancing Data-driven Model & Product Suite

- Product innovation and expansion
- Established Arizona ABS structure; became capital provider and strategic analytics partner to select firms
- Continued tech investments; case monitoring automation
- Enhanced financing efficiency

2025

Target Innovations in 2025

- **Expand data and service products**
  - Coupling capital offerings with data-driven solutions for business optimization
- **Industry consolidation**
  - Become acquirer and capital provider to smaller platforms
  - Expand sophisticated lead generation
- **Leverage platform and data to grow multi-product asset base**
- **Launch funds**

2026+

Future Opportunities

- **Attorney Practice Enhancement**
  - Automate matching attorney and trial counsel
  - Deploy AI tools
  - Subscription model for practice management solutions
- **Arizona ABS**
  - Co-Counsel arrangements
  - Tech-enabled legal services
- Accelerating scale of multi-product asset base on balance sheet and in managed funds

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16 © 2025 Cartiga Attractive asset class with compelling risk - adjusted returns – Typically 20 - 25%+ Established, best practice, multi - product offering driven by organic originations – Organic origination flow driven by scaled national sales force Data moat and technology leadership – Scaled platform underpinned by historical outcomes data plus significant investment in data science World class management team with a proven 20+ year track record – Management and technical team with significant domain expertise and record of innovation Key Investment Highlights Diversified portfolio with predictable cash flows – Diversified by industry, claim type, counterparty, duration, and investment structure

Appendix

18 © 2025 Cartiga Why: • During the unprecedented challenges posed by the COVID - 19 pandemic, court systems nationwide were forced to close. This shutdown left the legal system with limited functionality, severely restricting the ability of lawyers to prosecute cases. What Happened: • In response to these extraordinary circumstances, insurance companies took advantage of their customers by aggressively offering 'low - ball' settlements during the height of COVID - 19 and before U.S. government fiscal stimuli, anticipating the backlog that would emerge once court protocols resumed. Cartiga Result: • Despite the challenges, we believe that Cartiga demonstrated remarkable resilience. While certain asset durations — ranging from two years pre - COVID to two to three years post - COVID — were extended by many months beyond historical averages, we believe that Cartiga successfully managed these assets. • Today, the average duration has come back down to 18 months, a clear indication that the backlog is easing, and the company is effectively navigating the post - COVID landscape. More importantly: • Credit losses did not significantly increase during COVID. COVID was Black Swan for Cartiga

19 © 2025 Cartiga Historical Context and Industry Evolution: • Litigation Finance has historically operated with minimal regulation, primarily at the state level rather than the national level. As the industry matures, regulatory frameworks are being introduced to ensure transparency, fairness, and the protection of all stakeholders. Cartiga has taken a leadership role in promoting responsible regulation within the industry. Our Institutional Role: • Market Leadership: o Unlike many competitors, we have established ourselves as a leading institutional player in the Litigation Finance space, with a robust infrastructure and compliance culture. o One of Cartiga’s board members holds a seat on the board of the American Legal Finance Association (“ALFA”), and the company is also a member of the Alliance for Responsible Consumer Legal Funding (“ARC”). o ALFA and ARC are national trade organizations and among their primary directives is to maintain real - time awareness of all industry and regulatory developments. • Proactive Approach: Our experience and scale position us to not only comply with new regulations but also to lead by example, setting industry standards. Embracing Regulation: • We welcome the introduction of regulation, seeing it as a positive step that will bring more legitimacy and continued growth to the industry, create a level playing field, and protect our long - term interests. Our existing processes and institutional strength mean we are well - prepared to adapt to new regulatory demands, ensuring continued success and leadership in the market. Regulatory Environment

Important Information

Terms used in Presentation of Performance

As used in this presentation, **"IRR"**, or internal rate of return, represents the gross annual compounded pre tax internal rate of return on Invested Capital based on cash flows from date of investment on such Invested Capital. IRR does not account for management fees, expenses (including direct and indirect origination expenses) and carried interest that would apply in the context of a private fund investment, the effect of which could be material. "Invested Capital" includes follow-on and other staged investments, if applicable, however excludes any impact from investments that have not been realized, are ongoing and are not subject to charge-off based on Cartiga's policies and procedures. Many factors affect performance including changes in market conditions and interest rates and in response to other economic, political, or financial developments. Investment return and principal value of your investment will fluctuate. IRRs are net of realized losses.

As used in this presentation, "**MOIC**", or multiple of Invested Capital, represents the ratio of Total Value divided by Invested Capital on realized investments. The MOIC presented herein is calculated after deduction of losses and reductions, but before deductions of taxes and other expenses, all of which in the aggregate are substantial, and have the effect of lowering returns. "Invested Capital" includes follow-on and other staged investments, if applicable, however excludes any impact from investments that have not been realized, are ongoing and are not subject to charge-off based on Cartiga's policies and procedures. "Total Value" of an investment equals the sum of any realized value in the form of cash proceeds resulting from Invested Capital. Please also refer to "*Presentation of Performance*" at the front of this presentation.

Comparison to Burford Capital

Information about Burford Capital is provided for illustrative purposes only. Burford Capital should not be understood to represent an appropriate benchmark against which to compare the performance of Cartiga, LLC but, rather, is included to allow for comparison of the assets historically originated by Cartiga, LLC to that the assets and performance of a well-known, public traded company investing in similar assets in the commercial and consumer sectors of litigation finance. The information is not intended to imply that the actual assets originated by Cartiga, LLC were the same as the assets owned by Burford Capital.

TVM Plaintiff Originations

Consumer originations of Transvaginal Mesh ("TVM") lawsuits have been excluded from the presentation of the performance of consumer assets originated by Cartiga, LLC. TVM lawsuits have been excluded from the presentation consistent with the approach of third-party rating agency KBRA in evaluating Cartiga's curves and asset performance for purposes of ratings methodology applied to Cartiga's rated securitizations occurring since 2020. TVM lawsuit investments reflect advances against pre-settled mass tort matters, which were statistically significant in certain historical vintages. In many instances these assets were sold to third parties, and therefore data integrity is poor with respect to certain of these assets, which would require Melodeon to make various assumptions about the performance of these assets and, as a result, make it difficult to substantiate the resulting asset-level performance returns incorporated into the presentation. Since Melodeon's acquisition of Cartiga in September 2019 advances against pre-settled Mass Tort matters has represented less than 1% of Cartiga's overall origination volumes, and consumer advances against TVM related matters have represented less than 0.1% of consumer pre-settlement advances. Cartiga does not anticipate advances against pre-settled Mass Tort matters to represent more than 1% of originations going forward.

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21 © 2025 Cartiga Non - GAAP Financial Measures – EBITDA and Adjusted EBITDA In addition to our results determined in accordance with accounting principles generally accepted in the United States (“GAAP ”), we present EBITDA and Adjusted EBITDA, which are non - GAAP financial measures as defined in Regulation G promulgated by the Securities and Exchange Commission. We define EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, and define Adjust ed EBITDA as EBITDA further adjusted to exclude: • Litigation expenses that we do not consider to be indicative of our core operating performance; • Management fees paid to our private equity sponsor; • Severance costs associated with separations from former employees; and • Strategic costs incurred in connection with business initiatives that are not considered reflective of our ongoing operations ; a nd • Other revenue and expenses that we do not believe are indicative of current operating performance. We present EBITDA and Adjusted EBITDA because we believe they provide investors with additional insight into our underlying b usi ness performance, assists with comparing our results to those of peer companies, and are useful supplemental tools for evaluating our operating results and trends. Ma nag ement also uses Adjusted EBITDA to assess operating performance and to inform decisions regarding resource allocation. EBITDA and Adjusted EBITDA have limitations as a nal ytical tools and should not be considered in isolation or as a substitute for GAAP results. Other companies may define Adjusted EBITDA differently, and therefore, this me asu re may not be directly comparable to similarly titled measures used by others. Reconciliation – EBITDA and Adjusted EBITDA Important Information (Cont’d) Nine months ended June 30, $ in thousands 2025 Net income 5,984$ Interest expense - unsecured financing 6,202 Depreciation and Amortization 2,800 EBITDA 14,986 Adjustments Litigation expenses, net 838 Management fee and expenses 2,133 Severence expenses 326 Strategic expenses 693 Other 254 Adjusted EBITDA 19,230$

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